SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                             Arista Investors Corp.
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                                 (Name of Issuer)

                      Class A Common Stock, $0.01 Par Value
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                         (Title of Class of Securities)

                                    040408106
                                 --------------
                                 (CUSIP Number)

                                December 31, 1999
               -----------------------------------------------------
               Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |_|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 040408-10-6                 13G

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Bernard Kooper
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|

                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
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                  5    SOLE VOTING POWER
                                                                          19.3%
                                      494,800 shares
                  --------------------------------------------------------------
  Number of       6    SHARED VOTING POWER
    Shares                                                                 1.2%
 Beneficially                         30,400 shares
   Owned By       --------------------------------------------------------------
     Each         7    SOLE DISPOSITIVE POWER
  Reporting                                                               19.3%
    Person                            494,800 shares
     With         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                                                                           1.2%
                                      30,400 shares
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  525,000 shares
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      20.4%
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12  TYPE OF REPORTING PERSON*

                                      IN
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                                  Page 2 of 4

CUSIP No. 040408-10-6                 13G

      This statement constitutes Amendment No. 2 to the Schedule 13G previously filed by the Reporting Person. No changes in any information previously reported have occurred, except as set forth in this or prior Amendments.

Item 4. Ownership.

      (a)   Amount Beneficially Owned:   525,200(1),(2) shares

      (b)   Percent of Class:       20.4%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 494,800 shares

            (ii)  shared power to vote or to direct the vote: 30,400(1) shares

            (iii) sole power to dispose or to direct the disposition of:
                  494,800 shares

            (iv)  shared power to dispose or to direct the disposition of:
                  30,400(1) shares

----------

      (1) Includes 30,400 shares of Class A Common Stock owned by Arlyne Kooper, wife of Bernard Kooper.

      (2) On June 14, 1996, Mr. Kooper granted the Company an option to acquire all of his shares of Class B Common Stock at any time before June 14, 2001. On May 4, 1999, the Class A Directors of the Board of Directors exercised the option, and thereafter delivered to Mr. Kooper the fair market value of such shares.

CUSIP No. 040408-10-6                 13G

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 11, 2000
                                           -------------------------------------
                                                Date


                                           /s/ Bernard Kooper
                                           -------------------------------------
                                           Signature


                                           Bernard Kooper
                                           -------------------------------------
                                              Name/Title


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


                                  Page 4 of 4